Astoria Financial Corporation Holds Annual Shareholders Meeting

Two Directors Re-Elected, Non-Employee Director Stock Plan Approved and the Appointment of Independent Registered Public Accounting Firm Ratified

LAKE SUCCESS, N.Y., May 16 /PRNewswire-FirstCall/ -- Astoria Financial Corporation (NYSE: AF) (the "Company") announced that at its annual meeting held today its shareholders voted overwhelmingly to re-elect directors John J. Conefry, Jr. and Thomas V. Powderly each for a three year term. It further announced that its shareholders approved the Astoria Financial Corporation 2007 Non-Employee Director Stock Plan and ratified the appointment of KPMG LLP as its independent registered public accounting firm for the 2007 fiscal year.

Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association, with assets of $21.4 billion is the sixth largest thrift institution in the United States. Established in 1888, Astoria Federal is the largest thrift depository headquartered in New York with deposits of $13.4 billion and embraces its philosophy of "Putting people first" by providing the customers and local communities it serves with quality financial products and services through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Federal originates mortgage loans through its banking offices and loan production offices in New York, an extensive broker network covering twenty-six states, primarily the East Coast, and the District of Columbia, and through correspondent relationships covering forty-three states and the District of Columbia.

SOURCE Astoria Financial Corporation
0	05/16/2007

/CONTACT:  Peter J. Cunningham, First Vice President, Investor Relations of Astoria Financial Corporation, +1-516-327-7877, or ir@astoriafederal.com  / /Company News On-Call:  http://www.prnewswire.com/comp/104529.html/  /web site: http://ir.astoriafederal.com  /